EXHIBIT 11
                       COMPUTATION OF PER SHARE EARNINGS
                       TSI INCORPORATED AND SUBSIDIARIES

                                                              Year Ended March 31
Primary                                     1995              1994              1993
                                            ----              ----              ----
Average shares outstanding                  5,151,012      5,083,462        5,173,433
Net effect of dilutive stock options, based
on the treasury stock method using average
market price                                  157,159         98,700           93,009

TOTAL                                       5,308,170      5,182,162        5,266,442


Net Earnings                               $3,432,079     $3,199,093       $2,344,303

Per Share Amounts                                $.65           $.62             $.45


Full Diluted

Average shares outstanding                  5,151,012      5,083,462        5,173,433
Net effect of dilutive stock options,
based on the treasury stock method
using the year-end market price, if
higher than the average market price          175,795        182,451           62,968

TOTAL                                       5,326,807      5,265,913        5,236,401

Net Earnings                               $3,432,079     $3,199,093       $2,344,303

Per Share Amounts                                $.64           $.61             $.45